As filed with the Securities and Exchange Commission on July 18, 1996
                                             Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                              --------------------
                          GLASGAL COMMUNICATIONS, INC.

         DELAWARE                                         94-2914253
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification No.)

         151 VETERANS DRIVE
         NORTHVALE, NEW JERSEY                               07647
(Address of principal executive offices)                   (Zip Code)

                             ----------------------
                             1990 STOCK OPTION PLAN
                            (Full Title of the Plan)
                             ----------------------

                                   ISAAC GAON
                             CHIEF EXECUTIVE OFFICER
                          GLASGAL COMMUNICATIONS, INC.
                               151 VETERANS DRIVE
                           NORTHVALE, NEW JERSEY 07647
                     (Name and Address of agent for service)

                                 (201) 768-8082
          (Telephone number, including area code, of agent for service)
                             ----------------------
                                 WITH A COPY TO:
                            ROBERT H. FRIEDMAN, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 753-7200
                             ----------------------
            Approximate date of proposed sales pursuant to the plan:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                           Proposed                  Proposed
       Title of                                             maximum                   maximum
      securities                  Amount                   offering                  aggregate                 Amount of
        to be                     to be                      price                   offering                registration
      registered                registered                 per share                   price                      fee
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock
par value,
$.001 per                     703,501 shares                 $2.99                 $2,103,467.99
share                           (1)(2)(3)                  (1)(2)(3)                 (1)(2)(3)                 $725.33
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock
par value,
$.001 per                        676,499                     $7.00                 $4,735,493.00
share                          shares(2)(4)                 (2)(4)                    (2)(4)                 $1,632.93
- --------------------------------------------------------------------------------------------------------------------------------
Total
Registration
Fee                      ....................................................................................$2,358.26
================================================================================================================================

(1) The contents of Registration Statement on Form S-8 (No. 33-60916) relating to 600,000 shares of Sellectek Incorporated, the Company's predecessor in interest (which equates to 120,000 shares of the Company's Common Stock after taking into effect a 5 for 1 reverse stock split) issuable upon the exercise of stock options granted or to be granted pursuant to the 1990 Stock Option Plan (the "1990 Plan") is incorporated by reference herein.
(2) Pursuant to Rule 416, there are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of the operation of the anti-dilution provisions of the 1990 Plan.
(3) Includes 703,501 shares with respect to which options were granted under the 1990 Plan at an average exercise price of $2.99 per share.

(4) Represents an additional 676,499 shares available for grant under the 1990 Plan at prices not presently determined. Pursuant to Rule 457(g) and (h), the offering price for the 676,499 shares which may be issued under the 1990 Plan is estimated solely for the purpose of determining the registration fee and is based on the average of the high and low sale prices of the Company's Common Stock as reported by The Nasdaq SmallCap Market on July 16, 1996.
================================================================================

PROSPECTUS
                                1,407,577 SHARES

                          GLASGAL COMMUNICATIONS, INC.
                          Common Stock, $.001 par value

         This Prospectus relates to the reoffer and resale by certain selling stockholders (the "Selling Stockholders") of shares (the "Shares") of Common Stock, $.001 par value (the "Common Stock") of Glasgal Communications, Inc. (the "Company") (i) that may be issued by the Company to the Selling Stockholders upon the exercise of outstanding stock options granted pursuant to the Company's 1990 Stock Option Plan (the "1990 Plan") and (ii) previously acquired upon the exercise of stock options, all of which Shares are "restricted securities" as defined in Rule 144(a)(3) of the Securities Act. This Prospectus also relates to the reoffer and resale of Shares to be acquired upon exercise of stock options that may be granted to individuals who may be deemed to be "affiliates" of the Company (collectively, the "Future Selling Stockholders") upon the exercise of outstanding stock options to be granted under the 1990 Plan. If and when such options are granted to the Future Selling Stockholders, the Company intends to distribute a Prospectus Supplement as required by Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act"). Such Prospectus Supplement will specify the names of the Future Selling Stockholders and the amount of Shares to be reoffered and resold by them.

         The offer and sale of the Shares to the Selling Stockholders and Future Selling Stockholders were previously registered under the Securities Act. The Shares are being reoffered and may be resold for the account of the Selling Stockholders, the Future Selling Stockholders and the Company will not receive any of the proceeds from the resale of the Shares.

         The Selling Stockholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions on The Boston Stock Exchange ("BSE"), the Nasdaq SmallCap Market ("Nasdaq"), in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this Prospectus.

            AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES
              A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 7.

         The Common Stock of the Company is traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "GLAS". On July 16, 1996 the closing bid price for the Common Stock on Nasdaq, was $6-3/4.

                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                 The date of this Prospectus is July ___, 1996.

                                TABLE OF CONTENTS

                                                                       PAGE


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................3

RISK FACTORS.............................................................4

THE COMPANY..............................................................8

RECENT DEVELOPMENTS.....................................................10

USE OF PROCEEDS.........................................................10

SELLING STOCKHOLDERS....................................................10

PLAN OF DISTRIBUTION....................................................11

LEGAL MATTERS...........................................................12

EXPERTS.................................................................12

CHANGE OF ACCOUNTANTS...................................................13

AVAILABLE INFORMATION...................................................13

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1995, as amended, the Company's Quarterly Reports on Form 10-Q for the quarters ended July 31, 1995, October 31, 1995 and January 31, 1996 and the Company's Current Report on Form 8-K dated October 30, 1995 are hereby incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         The Company's Application for Registration of its Common Stock under
Section 12(b) of the Exchange Act filed on May 2, 1996, is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         The description of the Common Stock in the Company's Registration Statement on Form 8-A filed on April 24, 1996 is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to Glasgal Communications, Inc., 151 Veterans Drive, Northvale, New Jersey 07647, Attention: James Caci. Oral requests should be directed to such officer (telephone number (201) 768-8082).

                       ----------------------------------


         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING
RISK FACTORS INHERENT IN, AND AFFECTING THE BUSINESS OF, THE
COMPANY BEFORE MAKING AN INVESTMENT DECISION.

         WORKING CAPITAL DEFICIENCIES; HISTORY OF LOSSES. The Company has a history of limited working capital and had working capital deficiencies in the years ended December 31, 1992 and 1993, the four months ended April 30, 1994 and the fiscal year ended April 30, 1995 of $1,953,000, $1,648,000, $1,967,000 and
$3,756,000, respectively. In addition, although the Company had net income of $43,000 for the year ended December 31, 1992, it incurred net losses of $147,000, $2,145,000 and $1,643,000 for the year ended December 31, 1993, the four months ended April 30, 1994 and the fiscal year ended April 30, 1995. There can be no assurance that the Company will generate sufficient revenues to meet expenses or to operate profitably in the future.

         REVOLVING CREDIT FACILITY; PAST DEFAULTS UNDER REVOLVING CREDIT FACILITY. The Company's revolving credit facility expired on May 31, 1996. The Company has extended this facility through August 31, 1996. There can be no assurance that the Company will be able to further extend its revolving credit agreement or refinance the amount outstanding under such agreement. If the Company is unable to extend its revolving credit agreement or refinance the amount outstanding under such agreement or if the bank accelerates the amount due thereunder, the Company's business will be materially adversely affected. The Company has in the past been in violation of certain of the financial covenants contained in the revolving credit facility. At May 31, 1996, $2,495,000 was outstanding under such agreement.

         DEPENDENCE ON KEY PERSONNEL. The Company's future success depends in large part on the continued service of its key personnel. In particular, the loss of the services of Isaac Gaon, Chief Executive Officer, Robert Gadd, Vice President Federal and Enterprise Systems, David Tobey, President of Computer-Aided Software Integration, Inc. ("CASI") of which the Company owns 80% of the issued and outstanding shares or Maurice Kulik, President of Signatel Ltd., the Company's wholly-owned Canadian subsidiary, could have a material adverse effect on the operations of the Company. The Company has key-man life insurance on the lives of each of Messrs. Gaon and Gadd in the amount of $1,000,000, respectively, with the Company named as the sole beneficiary. The Company has an employment agreement with Mr. Gaon which expires on December 31, 1996 and which may be terminated by Mr. Gaon upon six months prior written notice to the Company. The Company has an employment agreement with Mr. Tobey which expires on April 30, 2001, which may be terminated by the Company for cause or by Mr. Tobey for good reason. The

Company has an employment agreement with Mr. Gadd which expires on December 31, 1996 and which may be terminated by Mr. Gadd upon six months prior written notice to the Company. The Company has an employment agreement with Mr. Kulik which may be terminated by Mr. Kulik upon six months' notice and which may be terminated by the Company for cause without notice. The Company's future success and growth also depends on its ability to continue to attract, motivate and retain highly qualified employees, including those with the technical expertise necessary to operate the business of the Company. There can be no assurance that the Company will be able to attract, motivate and retain such persons.

         COMPETITION. The Company competes with other companies involved in the installation and servicing of local and wide area networks, the provision of software tools to systems integrators and the distribution of data communications equipment. These competitors include computer manufacturers, software vendors, telephone companies and distribution companies. These markets are highly competitive, and some companies with which the Company competes are substantially larger and have significantly greater resources than the Company. There can be no assurance that the Company will be able to compete successfully in the future.

         EXPORT SALES; ADVERSE EFFECT OF INABILITY TO COLLECT ALL EXPORT RECEIVABLES. For the year ended December 31, 1993, the four months ended April 30, 1994, the fiscal year ended April 30, 1995, and the nine months ended January 31, 1996 the Company had export sales which were approximately 8.9%, 8.7%, 11.7% and 8.8%, respectively, of net sales. While the Company attempts to obtain payment on export sales prior to shipment or to obtain letters of credit, it is not always able to do so. The collection of receivables pertaining to export sales is generally more difficult than the collection of receivables arising from domestic sales. There can be no assurance that the Company will be successful in its efforts to collect all of such receivables. The inability of the Company to collect all of such receivables could have an adverse effect on the Company's cash flows and revenues. Of net accounts receivable at January 31, 1996, approximately $1,000,000 (18.0%) were attributable to export sales. In addition, the Company's international business is subject to various risks common to international activities, including political instability, economic instability and recessions, the inherent difficulty of administering business abroad and the need to comply with a wide variety of foreign import and U.S. export laws, tariffs and other regulatory requirements. The Company's competitiveness in overseas markets generally may be negatively impacted when there is a significant increase in the value of the dollar against European currencies or the currencies of other countries where the Company does business. The Company also expects to continue to face heightened competition from manufacturers and distributors in the European market.

         CONTROL BY PRINCIPAL SHAREHOLDER. Ralph Glasgal, the Chairman of the Board and President of the Company, through his beneficial ownership and through a voting agreement with Direct Connect International Inc. ("DCI") has the power to vote approximately 35% of the Common Stock. DCI has pledged 2,000,000 of the shares of Common Stock it owns in the Company as collateral for a loan. If the pledgee were to become the owner of such shares, Mr. Glasgal would no longer have the power to vote such shares.

         EXTENDED LEAD TIMES FOR REALIZATION OF REVENUE. Due to the nature and size of orders that the Company is now pursuing there is a longer lead time between the initiation of prospective business and the consummation of a transaction, if any. Consequently, significantly more resources are required to manage this process. As such, there is likely to be substantial fluctuations in sales volume on a month-to-month and quarter-to- quarter basis. The pursuit of this type of business increases the Company's risk of failure, especially given its present level of working capital. As a result, if the Company experiences lower than expected sales volume for an extended period of time, there will be a material adverse effect on the Company.

         UNCERTAINTY OF REVENUES FROM RECENT CONTRACT. While the Company recently entered into a contract with Telos Corporation ("Telos") to act as a subcontractor under Telos' contract with the Immigration and Naturalization Service (the "INS"), the contract is an "open" contract, which may be cancelled by the INS at any time without penalty. While the Company has made sales of approximately $6,437,000 under this contract as of January 31, 1996, there can be no assurance that any future sales will result or that any such sales will result in profits for the Company. In addition, due to the United States government budget impasse, sales to date under this contract have been lower than expected. No assurance can be given as to when the budget impasse will be resolved.

         SHARES ELIGIBLE FOR FUTURE SALE. The sale, or availability for sale, of substantial amounts of Common Stock in the public market pursuant to Rule 144 or otherwise could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities.

         The Redeemable Warrants underlying the Units and the shares of Common Stock underlying such Redeemable Warrants, upon exercise thereof, will be freely tradeable without restriction under the Securities Act, except for any Redeemable Warrants or shares of Common Stock purchased by an "affiliate" of the

Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. Also, an additional 950,000 Redeemable Warrants and the shares of Common Stock underlying such Redeemable Warrants are registered under the Securities Act. Holders of such Redeemable Warrants have agreed not to transfer such Redeemable Warrants, or the underlying shares of Common Stock, prior to March 21, 1997, without the prior written consent of the Joseph Stevens & Company, L.P., the representative in the Company's Public Offering (the "Representative"), and the Company.

         In addition, without the consent of the Representative, the Company has agreed not to sell or offer for sale any of its securities prior to March 21, 1997, except pursuant to outstanding options and warrants and pursuant to the Company's existing option plan and no option shall have an exercise price that is less than the fair market value per share of Common Stock on the date of grant.

         NO DIVIDENDS. The Company has not paid dividends on its Common Stock since its inception, other than distributions made by the Predecessor to shareholders of the Predecessor in amounts sufficient to reimburse the Predecessor's shareholders for federal (and some state) income tax liabilities arising from the Predecessor's former status as an "S" corporation. The Company currently intends to retain earnings, if any, for use in the business and does not anticipate paying any dividends to its shareholders in the foreseeable future. Each of the Company's loan agreements with the Company's bank includes a restriction on the payment of dividends.

         POSSIBLE ACQUISITIONS. It is currently anticipated that a portion of the Company's future growth will result from acquisitions of other similar or complementary businesses. In October 1994, the Company consummated the acquisition of Signatel. On April 24, 1996, the Company acquired 80% of the issued and outstanding capital stock of CASI, a provider of Software tools and services to systems integrators and independent Software vendors. On June 17, 1996 the Company signed a letter of intent to acquire 100% of the common stock of HH Communications, Inc. ("HH"), which resells computer networking equipment and provides value-added services in connection with such equipment. The Company has no other current plan or agreement to acquire any other business. There can be no assurance that any other transaction will be consummated or that they will result in increased levels of profit for the Company. In addition, there can be no assurance that the Company will be able to integrate or manage successfully other acquired businesses.

         CERTAIN ANTI-TAKEOVER CHARTER PROVISIONS. Shares of preferred stock may be issued in the future by the Company without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors of the Company may determine. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company does not have any present plans to issue any shares of preferred stock.

                                   THE COMPANY

         In May 1994, Glasgal Communications, Inc., a New Jersey corporation incorporated in 1975 (the "Predecessor") merged with and into Sellectek Incorporated, a California corporation incorporated in 1983 ("Sellectek") (the "Merger"). The surviving entity, Sellectek, changed its name to Glasgal Communications, Inc. following the Merger and continued its existence under the laws of the State of California. The Merger provided the Company with an immediate infusion of approximately $750,000 in cash contributed by Sellectek and created a publicly-traded vehicle to finance the future growth of the Company's operations. Prior to the Merger, Sellectek was a publicly-traded company whose common stock was listed on Nasdaq under the symbol ("SLTK") without any on-going business operations. The Company's sole business is the business of the Predecessor, and while Sellectek was the survivor of the Merger, for accounting purposes, the Merger is treated as a reverse acquisition with the Predecessor as the acquiror. On January 29, 1996, the Company reincorporated into the State of Delaware. Glasgal Communications, Inc., a California corporation, merged with and into Glasgal Communications, Inc., a Delaware corporation, which corporation was incorporated in January 1996. As used in this Prospectus, the term "Company" refers collectively to Glasgal Communications, Inc., the Predecessor and Signatel Ltd. and Computer-Aided Software Integration, Inc., its subsidiaries.

         The Company is an open systems integrator that designs, installs and services local and wide area networks which incorporate a broad range of computer hardware, networking systems and software products and provides software tools and services which simplify the integration of systems. The Company also distributes data communications equipment. Networks are used to distribute information which can be in the form of data, voice, images, video and facsimile to multiple users. A local area network ("LAN") allows for the transmission and sharing of data within one location. A wide area network ("WAN") allows for the transmission and sharing of data among many locations. The Company's strength as an open systems integrator lies in its WAN expertise, as well as its capabilities in connecting disparate computing systems thereby facilitating virtually seamless communication among organizations. As an open systems integrator, the Company provides consulting and design services, hardware, software, premises wiring, phone lines, installation and after- sales service.

         Although the Company was founded in 1975 as a distributor of data communications equipment and services, beginning in 1991 the Company began redirecting its efforts to become an open systems integrator providing complete computer network systems and integration services. The Company believes that the integration service sales will account for an increasingly larger percentage of the Company's sales in future periods.

           The Company is a single source supplier of equipment and telephone line services from a variety of providers. The Company is an authorized reseller of products for over 100 manufacturers and distributors, including Novell Inc., SCO Unix (Santa Cruz Operations, Inc.), Intel Corporation, Hewlett-Packard Co., Bay Networks, Inc., Sun Microsystems Computer Corporation, Micom Communications, Inc., Microcom Inc., Cisco Systems Inc., RAD Data Communications, Inc. and Racal-Datacom Inc. In addition, the Company resells telephone line services from major companies, including LDDS WorldCom, Inc., Metropolitan Fiber Systems, Inc. and Qwest Communications, Inc.

         The Company has 15 sales and service offices throughout the United States and four offices in Canada. The Company's export sales amounted to approximately 11.7% and 8.8% of net sales for the fiscal year ended April 30, 1995 and the nine months ended January 31, 1996, respectively. These sales are for hardware only, which are sold to over fifty international agents around the world.

         The Company's objective is to become one of the leading open systems integrators providing complete enterprise networking solutions to national and international organizations. To achieve its objective, the Company will continue to supplement its core competency in data communications with its expertise in all aspects of networking and connectivity.

         On October 28, 1994, the Company consummated the acquisition of all of the voting capital stock of Signatel, a Canadian distributor of data communications equipment and services for 875,000 shares of Common Stock. The acquisition was accounted for as a pooling of interests.

         The Company's executive offices are located at 151 Veterans Drive, Northvale, New Jersey 07647. The telephone number of the Company is (201) 768-8082.

                               RECENT DEVELOPMENTS

         On March 29, 1996, the Company consummated a financing (the "Private Placement Offering") pursuant to which it issued 312,500 shares of Common Stock. The net proceeds of approximately $1,211,562 were used to pay the cash portion of the purchase price for Computer-Aided Software Integration, Inc. ("CASI") ($500,000) and to fund the working capital needs of CASI after its acquisition by the Company.

         On April 24, 1996, the Company acquired 80% of the issued and outstanding capital stock of CASI for a purchase price of $500,000 cash and 44,260 shares of the Company's Common Stock. CASI is a provider of software tools and services to systems integrators independent software vendors, and corporate information system departments which simplify the design, installation, integration and support of information systems. These tools utilize a proprietary Application Definition Language to load information system configuration and messaging parameters into a common repository. This repository is used by each tool comprising the Integrator's Workbench Product Series ("IWPS") to automate the administration of and information exchange among heterogeneous system environments. CASI also provides services which assist customers in using IWPS, or which use IWPS to distribute fully integrated systems in support of customer contracts.

         On June 17, 1996, the Company signed a letter of intent to acquire 100% of the Common Stock of HH in exchange for 1,500,000 shares of the Company's Common Stock. HH resells computer networking equipment and provides value-added services in connection with such equipment. The Company and HH are currently negotiating the terms of a stock purchase agreement to commence the acquisition.

                                 USE OF PROCEEDS

         The Company will receive the exercise price of the options when exercised by the holders thereof. Such proceeds will be used for working capital and other general corporate purposes by the Company. The Company will not receive any of the proceeds from the reoffer and resale of the Shares by the Selling Stockholders and the Future Selling Stockholders.

                              SELLING STOCKHOLDERS

         This Prospectus relates to the reoffer and resale of Shares issued or that may be issued to the Selling Stockholders under the 1990 Plan.

         The following table sets forth (i) the number of shares of Common Stock beneficially owned by each Selling Stockholder at July 15, 1996, (ii) the number of Shares of Common Stock to be offered for resale by each Selling Stockholder and (iii) the number and percentage of shares of Common Stock to be beneficially owned by each Selling Stockholder after completion of the offering.


                                                                                                    Number of shares of
                                                                                                       Common Stock/
                                                 Number of shares of            Number of          Percentage of Class to
                                                     Common Stock             Shares to be         be Beneficially Owned
                                                Beneficially Owned at          Offered for          After Completion of
                   Name                             July 15, 1996                Resale                 the Offering
- ----------------------------------------      ------------------------     -----------------     ------------------------
Isaac Gaon (1).............................            619,778(2)                108,821(3)             583,504/3.9%

Robert F. Gadd (4).........................            398,366(5)                103,985(6)             363,704/2.4%

Ingemar Sjunnemark (7).....................            289,166(8)                 24,666(9)             280,944/1.9%

James Caci (10)............................            82,000(11)                43,528(12)              67,491/.6%


(1) Mr. Gaon is a has been the Chief Executive Officer of the Company since May 1992 and previously served as the Chief Financial Officer of the Company from April 1992 until October 1994. Mr. Gaon is also a director of the Company.

(2) Represents options exercisable within sixty (60) days from July 15, 1996 to purchase (i) 495,245 shares of Common Stock at an exercise price of $.005 per share, (ii) 60,000 shares of Common Stock at an exercise price of $1.25 per share, and (iii) 64,533 shares of Common Stock at an exercise price of $2.775 per share.

(3) Represents options to purchase 108,821 shares of Common Stock at an exercise price of $2.775 per share pursuant to the 1990 Plan, exercisable 1/3 on July 17, 1996 and 1/3 on July 17, 1997 and 1/3 on July 17, 1998.

(4) Mr. Gadd has been the Vice President of Federal and Enterprise Systems of the Company since September 1992.

(5) Represents options exercisable within sixty (60) days from July 15, 1996 to purchase (i) 297,166 shares of Common Stock at an exercise price of $.005 per share, (ii) 40,000 shares of Common Stock at an exercise price of $1.25 per share, and (iii) 61,200 shares of Common Stock at an exercise price of $2.775 per shares.

(6) Represents options to purchase 103,985 shares of Common Stock at an exercise price of $2.775 per share pursuant to the 1990 Plan, exercisable 1/3 on July 17, 1996, 1/3 on July 17, 1997 and 1/3 on July 17, 1998.

(7) Mr. Sjunnemark has been the Vice President-Export Sales of the Company since October 1988.

(8) Includes options exercisable within sixty (60) days from July 15, 1996 to purchase (i) 202,166 shares of Common Stock at an exercise price of $.005, (ii) 10,000 shares of Common Stock at an exercise price of $1.25, and (iii) 17,000 shares at an exercise price of $2.775.

(9) Represents options to purchase 24,666 shares of Common Stock at an exercise price of $2.775 per share pursuant to the 1990 Plan, exercisable 1/3 on July 17, 1996, 1/3 on July 17, 1997 and 1/3 on July 17, 1998.

(10) Mr. Caci has been Chief Financial Officer of the Company since October 1994 and Secretary and Treasurer of the Company since June 1995.

(11) Represents options exercisable within sixty (60) days from July 15, 1996 to purchase (i) 52,000 shares of Common Stock at an exercise price of $1.25 and (ii) 30,000 shares of Common Stock at an exercise price of $2.775.

(12) Represents options to purchase 43,528 shares of Common Stock at an exercise price of $2.775 per share pursuant to the 1990 Plan, exercisable 1/3 on July 17, 1996, 1/3 on July 17, 1997 and 1/3 on July 17, 1998.


                              PLAN OF DISTRIBUTION

         It is anticipated that all of the Shares will be offered by the Selling Stockholders and the Future Selling Stockholders from time to time in one or more transactions on the BSE or Nasdaq, either directly or through brokers or agents, or in privately negotiated transactions. The Selling Stockholders have advised the Company that they are not parties to any agreement, arrangement or understanding as to such sales.

                                  LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company, the Selling Stockholders and the Future Selling Stockholders by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. A member of Olshan Grundman Frome & Rosenzweig LLP holds options to purchase 38,293 shares of Common Stock. Robert H. Friedman, a member of Olshan Grundman Frome & Rosenzweig LLP, is a director of the Company and holds options to purchase 87,146 shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements of the Company as of April 30, 1994 and 1995, and for the years ended December 31, 1992 and 1993, the four months ended April 30, 1994 and the year ended April 30, 1995, included in the Company's Form 10-K for the fiscal year ended April 30, 1995, as amended (the "1995 10-K"), which is incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of the Company's wholly-owned subsidiary, Signatel Ltd., for the year ended November 30, 1992 included in the Company's Form 10-K for the fiscal year ended April 30, 1995, which is incorporated herein by reference, have been audited by Mintz & Partners, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Signatel Ltd.'s financial statements for the year ended November 30, 1993 included in the Company's Form 10-K for the fiscal year ended April 30, 1995, which is incorporated herein by reference, have been audited by Deloitte & Touche, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         To the extent that a firm of independent public accountants audits and reports on the financial statements of the Company issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference herein in reliance upon their report and said authority.

                              CHANGE OF ACCOUNTANTS

         In June 1994, the Company determined to change accountants to Arthur Andersen LLP. The Company's prior auditors, KPMG Peat Marwick resigned. On the same date, the Company engaged Arthur Andersen LLP to audit its financial statements. The decision to change accountants was made with the approval of the Company's Board of Directors.

         The Company believes, and has been advised by KPMG Peat Marwick that it concurs in such belief, that, during the fiscal year ended December 31, 1993 and subsequent thereto, the Company and KPMG Peat Marwick did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG Peat Marwick, would have caused it to make reference in connection with its report on the Company's financial statements to the subject matter of the disagreement.

         No report of KPMG Peat Marwick on the Company's financial statements for either of the past two fiscal years contained an adverse opinion, a disclaimer or opinion or a qualification or was modified as to uncertainty, audit scope or accounting principles. During such fiscal periods, there were no "reportable events" within the meaning of Item 304(a)(1) of Regulation S-K promulgated under the Securities Act.

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or at certain of the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, Proxy Statements and other information concerning the Company (Symbol: Glas) can be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington D.C. 20006, on which the Common Stock of the Company is listed.

         The Company has also filed with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement.

Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, such statement being qualified in all respects by such reference.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission (the "Commission") are incorporated herein by reference and made a part hereof:

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1995, as amended;

                  (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended July 31, 1995, October 31, 1995 and January 31, 1996;

                  (c) The Company's Current Report on Form 8-K dated October 30, 1995;

                  (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed May 2, 1996.


         All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the effective date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company, the Selling Stockholders and the Future Selling Stockholders by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. A member of Olshan Grundman Frome & Rosenzweig LLP holds options to purchase 38,293 shares of Common Stock. Robert H. Friedman, a member of Olshan Grundman Frome & Rosenzweig LLP, is a director of the Company and holds options to purchase 63,146 shares of Common Stock.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Article 6 of the Company's By-laws authorize indemnification of directors and officers as follows:

         The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as that Section may be amended and supplemented from time to time, indemnify any director, officer or trustee which it shall have power to indemnify under the Section against any expenses, liabilities or other matters referred to in or covered by that Section. The indemnification provided for in this Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote on stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) shall continue as to a person who has ceased to be a director, officer or trustee and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation's obligation to provide indemnification under this Article shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the corporation or any other person.

         Expenses incurred by a director of the Corporation in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of the Corporation (or was serving at the Corporation's request as a director or officer of another corporation) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by relevant sections of the General Corporation Law of Delaware.

         To assure indemnification under this Article of all such persons who are determined by the corporation or otherwise to be or to have been "fiduciaries" of any employee benefit plan of the corporation which may exist from time to time, such Section 145 shall, for the purposes of this Article, be interpreted as follows: an "other enterprise" shall be deemed to include such an employee benefit plan, including, without limitation, any plan of the corporation which is governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time; the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed "fines"; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         See Item 9(c) below for information regarding the position of the Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.

         Section 145 of the Delaware General Corporation Law provides as follows:

                  (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) A  corporation  shall have power to purchase  and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  (h) For  purposes  of  this   section,   references   to  "the
         corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) The Court of  Chancery  is hereby  vested  with  exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         The Company maintains a directors and officers insurance and company reimbursement policy. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburses the Company for such loss for which the Company has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which relate to the offering hereunder.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         4       -         The Company's 1990 Stock Option Plan, as amended to
                           date.

         5       -         Opinion of Olshan Grundman Frome & Rosenzweig LLP.

         23(a)   -         Consent of Arthur Andersen LLP, independent public
                           accountants.

         23(b)   -         Consent of Deloitte & Touche, independent public
                           accountants.

         23(c)   -         Consent of Mintz & Partners, independent public
                           accountants.

         23(d)   -         Consent of Olshan Grundman Frome & Rosenzweig LLP,
                           included in Exhibit 5.

         24      -         Power of Attorney (included on signature page to
                           this Registration Statement).

ITEM 9.  UNDERTAKINGS.

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To  include  any   prospectus   required  by
                                    Section  10(a)(3) of the  Securities  Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northvale, State of New Jersey, on this 18th day of July, 1996.

                                            GLASGAL COMMUNICATIONS, INC.
                                            (Registrant)

                                            /S/ ISAAC GAON
                                            ------------------------------------
                                            ISAAC GAON, CHIEF EXECUTIVE OFFICER


                       POWER OF ATTORNEYS AND SIGNATORIES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of Glasgal Communications, Inc. hereby constitutes and appoints Ralph Glasgal and Isaac Gaon and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable Glasgal Communications, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          SIGNATURE                       TITLE                       DATE


/S/ RALPH GLASGAL           Chairman of the Board and             July 18, 1996
- -----------------------     President
RALPH GLASGAL

/S/ ISAAC GAON              Chief Executive Officer and           July 18, 1996
- -----------------------     Director (principal executive
ISAAC GAON                  officer)


/S/ JOSEPH M. SALVANI       Director                              July 18, 1996
- -----------------------
JOSEPH M. SALVANI

/S/ ROBERT H. FRIEDMAN      Director                              July 18, 1996
- -----------------------
ROBERT H. FRIEDMAN

/S/ MAURICE KULIK           Director                              July 18, 1996
- -----------------------
MAURICE KULIK

/S/ THOMAS BERRY            Director                              July 18, 1996
- -----------------------
THOMAS BERRY

/S/ JAMES CACI              Chief Financial Officer               July 18, 1996
- ------------------------    (Principal Financial Officer
JAMES CACI                  and Principal Accounting
                            Officer)